Exhibit 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Cathey Lowe, Senior Vice President, Finance

Investor Relations

(818) 223-7530

Marya Jones, Director, Communications
Media Relations	(818) 223-7591

RYLAND REPORTS 39 PERCENT INCREASE IN SECOND-QUARTER EPS,

INCREASED EARNINGS GUIDANCE FOR 2005

CALABASAS, Calif. (July 20, 2005) — The Ryland Group, Inc. (NYSE: RYL), today announced record results for its second quarter ended June 30, 2005, including the highest second-quarter consolidated net earnings, revenues, new orders, closings, backlog and earnings per share in its history.  Highlights included:

•                  Diluted earnings of $2.10 per share for the quarter ended June 30, 2005, representing an increase of 39.1 percent over the same period in the prior year;

•                  Consolidated revenues of $1.2 billion for the quarter ended June 30, 2005, reflecting an increase of 26.3 percent, compared to $918.5 million for the quarter ended June 30, 2004;

•                  New orders of 4,988 for the quarter ended June 30, 2005, signifying a 4.8 percent increase over the same period in 2004 and representing the highest second-quarter new orders in the Company’s history;

•                  Closings of 4,038 at June 30, 2005, reflecting an increase of 14.4 percent over the same period in the prior year and representing the highest second-quarter closings in the Company’s history;

•                  Record backlog units of 10,534, up 17.0 percent at June 30, 2005, compared to June 30, 2004, with dollar backlog totaling $3.1 billion, up 29.0 percent from June 30, 2004, and representing the highest quarter-end backlog in the Company’s history;

•                  Second-quarter financial services pretax earnings of $16.2 million, representing a 24.8 percent increase over the second quarter of 2004;

•                  The repurchase of approximately 748,000 shares of Ryland common stock during the second quarter of 2005; and

•                  Increased earnings guidance, with earnings per share expected to exceed $8.00 for 2005.

RECORD RESULTS HIGHLIGHT SECOND QUARTER

The Company’s consolidated net earnings for the quarter ended June 30, 2005, was a second-quarter record of $104.3 million, or $2.10 per diluted share, compared to $76.5 million, or $1.51 per diluted share, for the second quarter of 2004.

The homebuilding segment reported quarterly pretax earnings of $171.9 million during the second quarter of 2005, representing a 35.2 percent rise over the $127.2 million reported for the second quarter of 2004.  The increase over the prior year was primarily attributable to higher sales prices and closing volume.

Homebuilding revenues rose $236.5 million, or 26.3 percent, to $1.1 billion for the second quarter of 2005, compared to $899.3 million for the same period in the prior year.  This was primarily due to a 14.4 percent increase in closings and a 9.2 percent increase in the average closing price of a home, which rose to $272,000 for the quarter ended June 30, 2005, from $249,000 for the quarter ended June 30, 2004.  Homebuilding revenues for the second quarter of 2005 included $38.2 million from land sales, compared to $18.7 million for the second quarter of 2004, which contributed net gains of $13.6 million and $5.1 million to pretax earnings in 2005 and 2004, respectively.

For the second quarter of 2005, new orders were 4,988, compared to 4,761 for the second quarter of 2004, representing an increase of 4.8 percent.  The Company operated in 367 active communities at June 30, 2005, compared to 318 active communities at June 30, 2004.  Backlog at the end of the second quarter of 2005 increased to 10,534 outstanding contracts from 9,004 outstanding contracts at June 30, 2004, a rise of 17.0 percent.  The dollar value of the Company’s backlog at June 30, 2005, was $3.1 billion, an increase of 29.0 percent over June 30, 2004.

Gross profit margins from home sales averaged 24.5 percent for the second quarter of 2005, compared to 24.7 percent for the second quarter of 2004.  Total gross profit margins, including land sales, increased to 24.9 percent from 24.8 percent.  Selling, general and administrative expenses, as a percentage of revenue, were 9.7 percent for the second quarter of 2005, versus 10.6 percent for the same period in 2004.  The homebuilding segment capitalized all interest incurred during the second quarter of 2005 due to increased development activity during the period.  The pretax homebuilding margin was 15.1 percent for the second quarter of 2005, compared to 14.1 percent for the second quarter of 2004.

Corporate expenses were $19.9 million for the second quarter of 2005, compared to $15.8 million for the same period in the prior year.  This increase was primarily attributable to a rise in incentive compensation, which was due to improvement in the Company’s financial results and rising stock price.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $16.2 million for the second quarter of 2005, compared to $13.0 million for the same period in 2004.   This increase was primarily attributable to a 24.0 percent rise in mortgage origination dollars, which totaled $730.1 million for the quarter ended June 30, 2005, up from $589.0 million for the same period in 2004 as a result of an 11.7 percent increase in units originated and an 11.0 percent rise in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.9 percent for the second quarter of 2005, compared to 84.9 percent for the second quarter of 2004.

NEW RECORDS ESTABLISHED FOR THE FIRST HALF OF 2005

Consolidated net earnings for the six months ended June 30, 2005, increased 29.6 percent to a record $167.1 million, or $3.35 per diluted share, from $128.9 million, or $2.54 per diluted share, for the six months ended June 30, 2004.

The Company’s homebuilding segment reported pretax earnings of $279.2 million for the six months ended June 30, 2005, compared to $213.1 million for the same period in the prior year, representing an increase of 31.0 percent.  Homebuilding revenues rose $356.8 million to $2.0 billion for the six months ended June 30, 2005, compared to $1.6 billion for the same period in 2004.  Homebuilding revenues for the six months ended June 30, 2005, included revenues of $46.6 million from land sales, compared to $22.5 million for the six months ended June 30, 2004, contributing net gains of $14.2 million and $5.5 million to pretax earnings, respectively. The Company closed 7,176 homes during the six months ended June 30, 2005, representing the highest number of mid-year closings in its history and an increase of 9.3 percent over the prior year.  New orders increased 3.7 percent to 10,090 for the six months ended June 30, 2005, from 9,731 for the same period in 2004.

Housing gross profit margins were 23.9 percent for the six months ended June 30, 2005, versus 23.6 percent for the same period in 2004.  Selling, general and administrative expenses, as a percentage of revenue, were 10.1 percent for the six months ended June 30, 2005, compared to 10.6 percent in 2004.  Interest expense was $0.4 million in 2005, compared to $0.8 million in 2004.

The Company’s financial services segment reported pretax earnings of $24.6 million for the six months ended June 30, 2005, compared to $23.3 million for the same period in the prior year.

DEBT RETIREMENT

On July 15, 2005, the Company gave notice of its intent to redeem $150.0 million of 9.8 percent senior notes on September 1, 2005.  The Company currently owns $3.0 million of the notes.

STOCK REPURCHASE PROGRAM

The Company repurchased approximately 748,000 shares of its common stock during the second quarter of 2005.  At June 30, 2005, the Company had authorization from its Board of Directors to purchase approximately 1.7 million additional shares.

2005 EARNINGS GUIDANCE

The Company anticipates that diluted earnings per share will exceed $8.00 for the fiscal year ending December 31, 2005.

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 27 markets across the country and has built more than 240,000 homes and financed more than 205,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility in interest rates, inflation, changes in consumer confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities; or

•                  other factors over which the Company has little or no control.

# # #

Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

The Ryland Group, Inc. and subsidiaries

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
REVENUES
Homebuilding	$1,135,744	$899,251	$1,994,121	$1,637,295
Financial services	23,968	19,270	39,565	35,825
TOTAL REVENUES	1,159,712	918,521	2,033,686	1,673,120

EXPENSES
Cost of sales	853,178	676,628	1,514,023	1,250,437
Selling, general and administrative	110,653	95,212	200,911	173,540
Financial services	7,526	5,963	14,493	11,967
Corporate	19,855	15,802	34,366	26,756
Interest	210	508	435	791
TOTAL EXPENSES	991,422	794,113	1,764,228	1,463,491

Earnings before taxes	168,290	124,408	269,458	209,629

Tax expense	63,950	47,898	102,392	80,708

NET EARNINGS	$104,340	$76,510	$167,066	$128,921

NET EARNINGS PER COMMON SHARE
Basic	$2.22	$1.60	$3.53	$2.69
Diluted	$2.10	$1.51	$3.35	$2.54

AVERAGE COMMON SHARES OUTSTANDING
Basic	47,056,571	47,918,362	47,273,041	47,930,582
Diluted	49,624,859	50,561,486	49,857,403	50,762,914

CONSOLIDATED BALANCE SHEETS

The Ryland Group, Inc. and subsidiaries

(in thousands, except share data)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Cash and cash equivalents	$311,717	$88,388
Housing inventories
Homes under construction	1,337,096	1,002,214
Land under development and improved lots	946,838	877,801
Consolidated inventory not owned	238,899	144,118
Total inventories	2,522,833	2,024,133
Property, plant and equipment	59,336	50,258
Net deferred taxes	51,423	45,708
Purchase price in excess of net assets acquired	18,185	18,185
Other	216,841	198,298
TOTAL ASSETS	3,180,335	2,424,970

LIABILITIES
Accounts payable	257,084	200,611
Accrued and other liabilities	488,673	500,808
Debt	1,077,779	558,942
TOTAL LIABILITIES	1,823,536	1,260,361

MINORITY INTEREST	192,607	107,775

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 200,000,000 shares
Issued - 46,833,035 shares at June 30, 2005 (47,348,070 shares at December 31, 2004)	46,833	47,348
Retained earnings	1,117,159	1,009,242
Accumulated other comprehensive income	200	244
TOTAL STOCKHOLDERS’ EQUITY	1,164,192	1,056,834
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,180,335	$2,424,970

SEGMENT INFORMATION (unaudited)

The Ryland Group, Inc. and subsidiaries

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Earnings before taxes
Homebuilding	$171,913	$127,201	$279,187	$213,108
Financial services	16,232	13,009	24,637	23,277
Corporate	(19,855)	(15,802)	(34,366)	(26,756)

Total	$168,290	$124,408	$269,458	$209,629

HOMEBUILDING OPERATIONAL DATA (unaudited)

The Ryland Group, Inc. and subsidiaries

	North	Texas	Southeast	West	Total

For the three months ended June 30,

New Orders (units)
2005	1,214	1,016	1,539	1,219	4,988
2004	1,165	997	1,463	1,136	4,761

Closings (units)
2005	1,058	762	1,169	1,049	4,038
2004	1,180	621	1,043	686	3,530

Average Closing Price (in thousands)
2005	$297	$170	$251	$343	$272
2004	$280	$170	$226	$304	$249

For the six months ended June 30,

New Orders (units)
2005	2,534	2,020	3,055	2,481	10,090
2004	2,578	2,023	2,908	2,222	9,731

Closings (units)
2005	1,828	1,337	2,103	1,908	7,176
2004	2,082	1,144	1,954	1,388	6,568

Average Closing Price (in thousands)
2005	$295	$170	$246	$348	$271
2004	$275	$171	$225	$293	$246

Outstanding Contracts at June 30, Units
2005	2,514	1,675	3,810	2,535	10,534
2004	2,234	1,688	3,177	1,905	9,004

Dollars (in millions)
2005	$813	$308	$1,036	$913	$3,070
2004	$698	$286	$765	$631	$2,380

Average Price (in thousands)
2005	$323	$184	$272	$360	$291
2004	$312	$169	$241	$331	$264

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (unaudited)

The Ryland Group, Inc. and subsidiaries

($s in thousands)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
RESULTS OF OPERATIONS
Revenues
Net gains on sales of mortgages and mortgage servicing rights	$12,778	$10,695	$20,991	$20,585
Title/escrow/insurance	6,699	5,146	11,818	9,666
Net origination fees	3,870	2,482	5,519	3,656
Interest
Mortgage-backed securities and notes receivable	360	756	758	1,527
Other	260	191	466	391
Total interest	620	947	1,224	1,918
Other	1	—	13	—
Total revenues	23,968	19,270	39,565	35,825

Expenses
General and administrative	7,526	5,963	14,493	11,967
Interest	210	298	435	581
Total expenses	7,736	6,261	14,928	12,548

Pretax earnings	$16,232	$13,009	$24,637	$23,277

OPERATIONAL DATA

Retail operations:
Originations (units)	3,132	2,805	5,495	5,200
Ryland Homes closings as a percentage of total closings	99.5%	98.7%	99.4%	98.9%
Ryland Homes origination capture rate	82.9%	84.9%	81.8%	84.6%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$9,012	$22,723	$9,427	$23,542